Exhibit 24.1

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, each being a director of Avanos Medical, Inc., does hereby constitute and appoint John W. Wesley and S. Ross Mansbach, and each of them, with full power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 relating to the Avanos Medical, Inc. Employee Stock Purchase Plan (the "S-8"), and any and all amendments to the S-8 and to deliver and file the same with all exhibits thereto, and all other documents in connection therewith, to and with the Securities and Exchange Commission and the national securities exchanges, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any one of them, or his or her substitute or their substitutes, lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand effective this 31st day of July, 2019.

/s/ Ronald W. Dollens	Chairman of the Board
Ronald W. Dollens
/s/ Gary D. Blackford	Director
Gary D. Blackford
/s/ John P. Byrnes	Director
John P. Byrnes
/s/ William A. Hawkins	Director
William A. Hawkins
/s/ Heidi Kunz	Director
Heidi Kunz
/s/ Patrick J. O'Leary	Director
Patrick J. O'Leary
/s/ Maria Sainz	Director
Maria Sainz
/s/ Dr. Julie Shimer	Director
Dr. Julie Shimer